Exhibit 99.1

Blackhawk Biofuels, LLC to complete and operate biodiesel plant in Danville, IL.

FREEPORT/DANVILLE, IL, May 15, 2008 —  Blackhawk Biofuels, LLC announced today that it has completed the acquisition of assets of a 45 million gallon per year biodiesel production facility under construction in Danville, IL.

The Danville project was acquired from Biofuels Company of America, LLC.  Financing for the acquisition and completion of the project is being provided by Blackhawk, Fifth Third Bank and Renewable Energy Group, Inc. (“REG”).

The project, which is adjacent to a soybean oil processing facility operated by Bunge North America, was originally designed to produce high quality biodiesel using vegetable oils exclusively.  However, a significant enhancement by Blackhawk will upgrade the plant’s process technology to allow alternative feedstocks, such as animal fats, to be utilized in biodiesel production.  This will allow Blackhawk to select feedstocks which are price competitive and which enhance the operating characteristics of the fuel.

REG will assume responsibility for the additional construction and will manage plant operations, procure feedstocks and market the biodiesel produced by the facility when it becomes operational.  REG will provide a national biodiesel distribution network for Blackhawk.

 “REG is proud to partner with Blackhawk on the financing, construction and management of this facility,” said REG’s President, Nile Ramsbottom. “Our investment demonstrates our continued commitment to, and confidence in, the biodiesel industry.”

The Office of Illinois Governor Rod Blagojevich reaffirmed the state’s commitment to lend financial assistance to the Danville plant in the form of a credit enhancement provided by the Illinois Finance Authority.

“We thank Governor Blagojevich and his administration for working with us during a period of changing market conditions,” said Blackhawk Chairman Ron Mapes.  “Our investment in the Danville plant and in the upgrade of its process technology will strengthen the investment already made in this plant and will contribute to the Governor’s goal of market leadership in renewable fuels for Illinois.”

“Blackhawk Biofuels is dedicated to renewable fuels that reduce America’s dependence on foreign oil,” said Mapes.  The Danville plant offers opportunities for Blackhawk,” explained Mapes,  “including the construction of production capacity at advantageous levels of equity and debt financing and the ability to acquire feedstock directly from a Bunge soybean crushing facility.”

Mapes summarized Blackhawk’s views by saying “We look forward to continuing our relationship with REG, beginning a soybean oil supply relationship with Bunge, the world’s largest oilseed processor, and joining the Danville community.”

Biodiesel production at the plant is projected to begin as early as this fall.

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For more information, please contact Ron Mapes of Blackhawk at (815) 235-2461, (888) 784-2461 or info@blackhawkbiofuelsllc.com, or Alicia Clancy of REG at (515) 239-8118, (C) (515) 450-9692 or alicia.clancy@regfuel.com

About Renewable Energy Group, Inc.

Renewable Energy Group, Inc., (REG) is a biodiesel industry sales leader and is a full-service biodiesel company offering plant management, risk management, raw material procurement, plant construction management, and biodiesel production, sales and marketing services. REG’s network of biodiesel production facilities includes a wholly owned biodiesel plant and management of third party-owned plants. REG markets biodiesel to fuel distributors and customers in many industries including on-highway fleets, municipal transit authorities, maritime, military, home heating and agriculture industries.

To learn more about REG please visit www.regfuel.com.